Exhibit 99.1

For further information, contact:
Jeff Palmer	Diane Vanasse
Investor Relations	Press Relations
408-222-8373	408-222-5198
jpalmer@marvell.com	dvanasse@marvell.com

Marvell Technology Revises Outlook for Fiscal Fourth Quarter

Santa Clara, California (January 22, 2009) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, communications and consumer silicon solutions, today revised its financial outlook for its fourth quarter of fiscal 2009 ending January 31, 2009.

Marvell now expects net revenue for the fourth quarter of fiscal 2009 to decline to a range of $500 million to $520 million, or a decline of 34-to-37 percent from net revenue of $791 million reported for the immediately preceding quarter ended November 1, 2008. The revised revenue outlook for the current fourth quarter is approximately 38-to-41 percent below the $845 million reported for the same quarter in the previous fiscal year. The prior outlook for revenue in the fourth quarter of fiscal 2009 was previously projected to be in a range of $690 million to $730 million, or down 8-to-13 percent sequentially from the third fiscal quarter of 2009.

“The current macro economic environment is having a significant negative impact on our business,” said Dr. Sehat Sutardja, Marvell Chairman, President and Chief Executive Officer. “There is a great deal of uncertainty surrounding the duration and depth of the current worldwide economic slow-down. This is especially true within the PC and the consumer electronics markets. While visibility into future demand in these markets remains uncertain, it is clear an inventory correction process is underway in the near term. Consequently, we will continue to take actions to re-align our expense profile to the current environment.”

Fiscal Fourth Quarter Conference Call

Marvell plans to hold its normally scheduled earnings conference call on March 5, 2009 at 2:00 p.m. PST to discuss final results for the fourth quarter of fiscal 2009. Interested parties may dial- in to the conference call at 1-800-299-9630, pass-code 70089700. The call will be webcast by ThomsonReuters and can be accessed at Marvell’s website under the Investor Events section of the Investor Relations page at http://www.marvell.com/investors/events.jsp. Replay on the Internet will be available following the call until April 4, 2009.

About Marvell

Marvell Technology Group Ltd. (NASDAQ: MRVL) is a leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information visit www.marvell.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning the Company’s expectation with respect to net revenue for the fourth quarter ending January 31, 2009; future demand for the Company’s products; the Company’s overall economic outlook; and future adjustments to the Company’s operations. Actual events or results may differ materially from those described in this document. These statements are not guarantees of results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the Company’s reliance on major customers and suppliers; the Company’s ability to attract and retain customers; market acceptance of new products; economic and political conditions in the U.S. and abroad; the Company’s ability to continue to reduce operating expenses; and other risks detailed in Marvell’s SEC filings. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

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